Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Senior Vice President and Chief Financial Officer 919-862-1000	Mike Freeman Executive Director, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS REPORTS

4Q2006 AND FY2006 RESULTS

$208.5 Million Total Product Revenue Increases 35% Over 2005

Net Income $31.5 Million: EPS $0.65

OSMOPREP™ and MOVIPREP® Approved and Launched

Bowel Cleansing Franchise Achieves 20% Market Share

XIFAXAN® Achieves 118% Year-Over-Year Growth in Prescription Demand

SANVAR® License Agreement Signed

Clinical Development Pipeline Advanced

RALEIGH, NC, February 28, 2007 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the fourth quarter and year ended December 31, 2006.

Total product revenue was $62.6 million for the fourth quarter of 2006, a year-over-year increase of 23% compared to $50.7 million for the fourth quarter of 2005. Total product revenue for 2006 was $208.5 million, a year-over-year increase of 35%. VISICOL®, OSMOPREP™ and MOVIPREP®, combined, generated revenue of $11.5 million for the fourth quarter of 2006, and $45.5 million for the full year 2006. Revenue from these three products, which comprise our bowel cleansing franchise, contributed 22% of 2006 total product revenue. Our bowel cleansing franchise achieved 20% market share by the end of 2006. XIFAXAN® revenue for the fourth quarter of 2006 was $18.7 million, a 61% increase compared to the fourth quarter of 2005, and XIFAXAN revenue for 2006 was $51.6 million, a 72% increase compared to 2005. COLAZAL® generated revenue of $30.4 million for the fourth quarter of 2006 compared to $30.8 million for the fourth quarter of 2005. COLAZAL generated revenue of $103.5 million for 2006 compared to $110.3 million for 2005. This 6% decrease in revenue compared to 2005 COLAZAL revenue reflects the normalization of COLAZAL trade inventories over the course of 2006. Based on COLAZAL’s current price, the dollar value of 2006 prescriptions approximated $114 million.

Total cost of products sold was $12.2 million for the fourth quarter and $41.4 million for the full year. Gross margin on total product revenue was 80.4% for the fourth quarter and 80.1% for 2006, compared to 75.2% and 77.9%, respectively, for the corresponding periods of 2005. Research and development expenses were $15.8 million for the fourth quarter of 2006, compared to $17.3 million for the prior year period. Research and development expenses were $47.9 million for 2006, compared to $34.5 million for 2005. Selling, general and administrative expenses were $19.1 million for the fourth quarter of 2006 and $82.6 million for 2006, compared to $23.0 million and $70.8 million, respectively, for the corresponding periods of 2005. The Company reported net income of $13.9 million, or $0.29 per share, fully diluted, for the fourth quarter of 2006 and for the full year reported net income of $31.5 million, or $0.65 per share, fully diluted.

Cash, cash equivalents and investments were $76.5 million on December 31, 2006. As of January 31, 2007 cash, cash equivalents and investments were approximately $109 million and accounts receivables totaled approximately $17 million.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President and Chief Financial Officer, stated, “Total product revenue for 2006 increased 35% to $208.5 million yielding net income of $31.5 million, or $0.65 per share, fully diluted, with a 5% tax rate due to prior net operating loss carry forwards. We are extremely pleased with our continuing robust growth, particularly over the course of a year during which we invested in the future of the Company by launching two products, acquiring one product, advancing our pipeline of development projects and increasing our cash reserves.

“The demand for XIFAXAN, our most compelling long-term opportunity, continued to increase during 2006. XIFAXAN sales totaled $51.6 million for the year, a 72% increase over 2005. Our newly-launched bowel cleansing products – OSMOPREP and MOVIPREP – performed extremely well and met all internal expectations. Revenue from this new therapeutic franchise contributed $45.5 million or 22% of 2006 total product revenue. COLAZAL generated revenue of $103.5 million for 2006. As planned, COLAZAL’s contribution as a percentage of total product revenue incrementally decreased during 2006 due to the expansion of our product portfolio with the launch of our bowel cleansing products and as XIFAXAN sales continued to ramp. COLAZAL sales contributed 50% of total product revenue for 2006 compared to 71% for 2005 and 84% for 2004. We expect COLAZAL’s contribution as a percentage of total product revenue will continue to moderate going forward.

“For 2007 we anticipate that we will be able to deliver strong ongoing revenue and EPS growth, and at the same time continue to build our business. We believe total Company product revenue for 2007 will be approximately $260 million, including the contribution of recently acquired PEPCID® OS (oral solution). This level of revenue represents top line year-over-year growth of 25%. We believe we will be able to generate $0.85 in earnings per share, fully diluted, assuming a 15% tax rate, for the year ending December 31, 2007. This 2007 EPS of $0.85 represents a 31% increase compared to 2006 earnings per share of $0.65, or, adjusting to equalize the 5% 2006 tax rate with the anticipated 15% 2007 tax rate, a 46% increase. We believe our ability to grow revenue and EPS at these rates while continuing to significantly strengthen our product portfolio distinguishes Salix from many of its peers.

“Beginning in the first quarter of 2006 and continuing throughout the year, we committed an increased level of resources, almost $48 million, to expedite critical R&D projects, primarily our COLAZAL life cycle management programs. We are confident that this commitment to adequately fund the development of key products and indications should be more than adequately rewarded by increased commercial opportunity as these products come to market over the next several years. Research and development expenditures totaled 23% of revenue during 2006. We anticipate that R&D expenditures will be approximately 25% of revenue in 2007 as we plan to file two NDAs and as we continue to enroll patients in our ongoing late-stage clinical trials. Selling, general and administrative expenses for 2006 totaled 40% of revenue, reflecting costs associated with the June and October launches of OSMOPREP and MOVIPREP. We anticipate that SG&A will moderate to approximately 35% of revenue for 2007. Research and development expenditures and SG&A expenditures for 2008 will be similar to 2007 levels. Looking further ahead to 2009 and beyond, we expect to generate significant leverage as R&D and SG&A as a percentage of revenue should decrease in that time period.”

Commenting on the Company and its performance for 2006, Carolyn Logan, President and Chief Executive Officer stated, “Salix continues to successfully execute its strategy to create the leading specialty pharmaceutical company in gastroenterology. Over the course of 2006 we made impressive strides to expand and diversify our portfolio of eight commercial products, advance our portfolio of development projects and strengthen our intellectual property.

“XIFAXAN demonstrated strong quarter-over-quarter growth throughout 2006. During the fourth quarter of 2005 approximately 41,000 prescriptions were written for XIFAXAN. Prescription demand increased to approximately 53,000 for the first quarter of 2006, 68,000 for the second quarter, 74,000 for the third quarter and 86,000 for the fourth quarter of the year. We are committed to maximizing the commercial potential of this GI-targeted antibiotic. We have prioritized our development efforts and have budgeted resources to expedite our late-stage trials in irritable bowel syndrome, hepatic encephalopathy, C. difficile-associated diarrhea and the prevention of travelers’ diarrhea. These high-profile studies are generating data that will provide the basis for forthcoming New Drug Applications. During 2006 an unprecedented level of research was conducted and reported by independent researchers. Results of work in a variety of indications were published in an impressive number of manuscripts and abstracts over the course of the year.

“Two significant advances were made during 2006 to strengthen the intellectual property position of XIFAXAN. In May we secured a composition of matter and process patent to extend protection to May 2024. Additionally, in June, we signed an agreement with Cedars-Sinai Medical Center for important rights to methods of diagnosing and treating IBS and other disorders caused by small intestinal bacterial overgrowth.

“Our development team, led by Bill Forbes, Pharm. D., Vice President Research and Development, made tremendous strides over the past fourteen months to advance our Phase III and Phase IIb trials for XIFAXAN, balsalazide tablets and granulated mesalamine. Personnel and resources, as well as trials, are prioritized to ensure that the programs most critical to the business are completed as quickly as possible and applications are submitted in a timely manner. In January 2006 we announced the completion of our first of two Phase III trials to evaluate XIFAXAN in the prevention of travelers’ diarrhea. In this study 210 U.S. students in Mexico received either 600 mg of XIFAXAN or a matching placebo daily for 14 days. The results of the study were highly statistically significant (p<0.0001) with 84 percent of XIFAXAN-treated travelers remaining free from TD versus 50 percent of placebo-treated travelers. In our second Phase III trial to evaluate XIFAXAN in the prevention of travelers’ diarrhea, the incidence rate at which international travelers to southern Thailand are acquiring bacterial diarrhea is lower than the historical incidence rate. Consequently, we changed our original target of enrolling approximately 170 travelers to target enrolling approximately 230 travelers. As a result of this change and the priority of filing the balsalazide tablet and granulated mesalamine NDAs in 2007, we now are targeting to file the prevention of travelers’ diarrhea NDA during the first half of 2008. At the end of 2005 we initiated patient enrollment in three late-stage trials designed to evaluate XIFAXAN for the treatment of irritable bowel syndrome, hepatic encephalopathy and C. difficile-associated diarrhea. Patient enrollment progressed throughout 2006 across all these indications and our development team remains focused on the timely completion of these trials.

“A major highlight of the year was the FDA approval and launch of two distinctive and differentiated bowel cleansing products. OSMOPREP, our leading tablet formulation bowel cleansing agent, was granted marketing approval by the U.S. Food and Drug Administration on March 16, 2006. This achievement was followed by the approval of MOVIPREP, our state-of-the-art, two-liter liquid PEG bowel cleansing agent, on August 2, 2006. Additionally, in January 2007 MOVIPREP was granted patent coverage to September 2024. The sales performance of these products to date reflects the market’s ready acceptance of these new and innovative options, and we ended 2006 with an impressive 20% share of the prescription bowel cleansing market. Based upon the reception these products are receiving in the marketplace, we look forward to continued expansion of this business as more and more physicians and patients experience success with OSMOPREP and MOVIPREP.

“Strategically, the bowel cleansing market is closely aligned with our business. The gastroenterologists whom our sales representatives are currently calling on routinely perform colonoscopies in order to diagnose and monitor their patients. In fact, nearly 80% of all bowel prep prescriptions are written by gastroenterologists. Demographically, the bowel cleansing market is growing. Currently, in the United States, 85 million individuals are 50 years of age or older and are eligible for periodic colon cancer screening by colonoscopy. That population segment is expected to grow at a nearly 2% compounded annual growth rate over the next five years. In terms of prescription dollar sales, the market for bowel cleansing products has been growing at a 26% annual compound rate for the last five years. We believe the unique qualities of both OSMOPREP and MOVIPREP should give them distinct advantages in the marketplace. Our ability to provide both a tablet bowel cleansing agent and a two-liter liquid PEG bowel cleansing agent creates an unprecedented opportunity for Salix to establish a leadership position in this important and growing market.

“COLAZAL demonstrated 10% year-over-year prescription growth during 2006. This is solid growth in relation to the branded 5- aminosalicylic acid, or 5-ASA, market which increased 4% during the same period. In terms of prescription dollar sales, COLAZAL, with its unique, azo-bonded delivery mechanism which is specifically designed for 99% delivery of 5-ASA directly to the colon, has grown at a 34% annual compound rate for the past five years, nearly three times the 12% rate generated by the branded 5-ASA market over the corresponding period. We believe COLAZAL is unmatched in its ability to rapidly deliver complete symptom relief and that physicians and patients will continue choosing COLAZAL to treat ulcerative colitis.

“The Company is systematically and thoughtfully executing a life cycle management program designed to maximize COLAZAL’s commercial success. In September the FDA approved a supplemental NDA providing for changes to the label based upon the pharmacokinetics of COLAZAL administered with food as well as sprinkled over food. In December the U.S. Food and Drug Administration granted approval for the pediatric use of COLAZAL. COLAZAL is the only 5-ASA approved for use in pediatric patients. This approval underscores Salix’ ability to bring products to market that are needed by gastroenterologists for all of their patients. The FDA also granted orphan drug status, providing exclusivity for the pediatric use of COLAZAL through December 2013. Throughout 2006 we invested additional resources to ensure the timely progression and completion of our balsalazide 1100 mg tablet program and our granulated mesalamine program. We intend to submit regulatory packages during the second half of 2007 seeking approval for these two additions to our portfolio. These products complement COLAZAL and should enable us to continue to grow and expand our inflammatory bowel disease business.

“In 2006 we continued to execute our strategy of expanding and diversifying our revenue base in order to decrease our risk and dependence upon any one product. In September we acquired the exclusive right to SANVAR® (vapreotide acetate) IR (immediate release) in the United States. SANVAR currently is undergoing a confirmatory Phase III trial for the treatment of acute esophageal variceal bleeding, or EVB, which is a life-threatening and frequent complication of late-stage liver cirrhosis. SANVAR, if approved, will be the only approved treatment for EVB in the United States. This acquisition signaled Salix’ intention to create a presence in the hospital-based business sector to complement our office-based business. Our acquisition of PEPCID® OS (oral solution) and DIURIL® OS (oral solution) from Merck & Company, which we announced today, is the next incremental step in our strategy to build a hospital-based business. PEPCID OS is a widely-known product indicated for a number of gastrointestinal indications including the treatment of duodenal ulcer, benign gastric ulcer and gastroesophageal reflux disease. DIURIL OS is used as adjunctive therapy in edema associated with a number of conditions including hepatic cirrhosis and it also has been found useful in edema due to various forms of renal dysfunction. PEPCID OS achieved U.S. net sales of approximately $20 million in 2006. These marketed products will generate immediate revenue while requiring minimal promotional expense. In the near term, this additional revenue should serve to fund ongoing strategic product development efforts and, in the longer term, should contribute to growing earnings per share.

PEPCID OS and DIURIL OS, both liquid formulations of their solid dosage form counterparts, compete in an approximately $150 million market that is concentrated in pediatric and hospitalized patient populations. If XIFAXAN is approved for hepatic encephalopathy and C. difficile-associated diarrhea, these hospital-based indications, together with PEPCID OS and SANVAR, should create an institutional product portfolio that complements our current office-based business.”

The Company will host a conference call to discuss the contents of this press release at 9:00 a.m. ET, on Wednesday, February 28, 2007. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. A replay of the web cast will be available at the same location.

The telephone numbers to access the conference call are (800) 479-9001 (U.S. and Canada) or (719) 457-2618 (international.) The access code for the call is 5114993. A replay of the call will be available beginning at 12:00 noon ET. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 5114993.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

XIFAXAN® (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

OSMOPREP™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before OSMOPREP Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OSMOPREP Tablets.

MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) is indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. MOVIPREP should be used with caution in patients using concomitant medications that increase the risk of electrolyte abnormalities such as diuretics or angiotensin converting enzyme (ACE)-inhibitors or in patients with known or suspected hyponatremia. MOVIPREP should also be used with caution in patients with severe ulcerative colitis, ileus, gastrointestinal obstruction or perforation, gastric retention, toxic colitis, or toxic megacolon. In clinical trials, abdominal distension, anal discomfort, thirst, nausea and abdominal pain were some of the most common adverse reactions to MOVIPREP administration. Vomiting occurred less frequently.

Salix also markets VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP), PEPCID® OS, DIURIL® OS, AZASAN® (azathioprine 75mg and 100mg tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). SANVAR® (vapreotide acetate), balsalazide tablets, granulated mesalamine and XIFAXAN® for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

ANUSOL® is a trademark of Johnson & Johnson

AZASAN® is a trademark of AaiPharma Inc. and AaiPharma LLC

MOVIPREP® is a trademark of Norgine B.V.

PEPCID® and DIURIL® are trademarks of Merck & Co., Inc.

SANVAR® is a trademark of Debiopharm S. A.

XIFAXAN® is a trademark of Alfa Wassermann Hungary LLC

Table follows

###

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include potential generic and other competition, risks of regulatory review and clinical trials, management of rapid growth, market acceptance for approved products, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$62,619	$50,723	$208,533	$154,703
Revenues from collaborative agreements	—	200	—	200

Total revenues	62,619	50,923	208,533	154,903
Costs and Expenses:
Cost of products sold	12,249	12,568	41,443	34,222
Fees and costs related to license agreements	200	100	1,296	100
Amortization of product rights and intangible assets	1,356	1,136	4,907	2,279
Research and development	15,808	17,349	47,917	34,547
Selling, general and administrative	19,147	22,969	82,636	70,823
In-process research and development	—	—	—	74,000

Total costs and expenses	48,760	54,122	178,199	215,971

Income (loss) from operations	13,859	(3,199)	30,334	(61,068)
Interest and other income, net	743	602	2,552	1,222
Income tax expense	717	318	1,376	739

Net income (loss)	$13,885	$(2,915)	$31,510	$(60,585)

Net income (loss) per share, basic	$0.30	$(0.06)	$0.68	$(1.55)

Net income (loss) per share, diluted	$0.29	$(0.06)	$0.65	$(1.55)

Weighted average shares outstanding, basic	46,942	46,220	46,634	39,129

Weighted average shares outstanding, diluted	48,607	46,220	48,369	39,129

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2006	December 31, 2005
	(unaudited)	(audited)
Assets
Cash, cash equivalents and investments	$76,465	$68,182
Accounts receivable, net	61,730	38,852
Inventory, net	25,123	23,164
Other assets	159,805	152,274

Total Assets	$323,123	$282,472

Liabilities and Stockholders' Equity
Accounts payable and other liabilities	$45,572	$42,619

Total liabilities	45,572	42,619
Common stock	47	46
Additional paid-in-capital	390,467	384,959
Accumulated other comprehensive loss	—	(679)
Accumulated deficit	(112,963)	(144,473)

Total stockholders' equity	277,551	239,853

Total Liabilities and Stockholders' Equity	$323,123	$282,472

11